Exhibit 99.1

Schedule of Transactions

The following table sets forth all transactions by the Reporting Persons (on behalf of Bluescape Riley Holdings) with respect to shares of Common Stock effected in the last 60 days, inclusive of any transactions effected through 4:00 p.m., New York City time, on December 5, 2025.

Date of Transaction	Reporting Person	Title of Class	Number of Shares Acquired (Disposed)	Price Per Share
10/07/2025	Bluescape Riley Exploration Holdings LLC	Common Stock	(9,975)	28.0386 (1)
10/08/2025	Bluescape Riley Exploration Holdings LLC	Common Stock	(4,676)	28.0321 (2)
10/09/2025	Bluescape Riley Exploration Holdings LLC	Common Stock	(976)	28.1436 (3)
10/15/2025	Bluescape Riley Exploration Holdings LLC	Common Stock	(2,992)	28.0807 (4)
12/03/2025	Bluescape Riley Exploration Holdings LLC	Common Stock	(95,539)	27.5606 (5)
12/04/2025	Bluescape Riley Exploration Holdings LLC	Common Stock	(70,368)	27.7819 (6)
12/05/2025	Bluescape Riley Exploration Holdings LLC	Common Stock	(43,000)	28.1174 (7)

(1) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $28.00 to $28.19, inclusive. The Reporting Persons undertake to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in footnotes (1) – (7).
(2) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $28.00 to $28.07, inclusive.
(3) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $28.11 to $28.19, inclusive.
(4) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $28.00 to $28.20, inclusive.
(5) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $27.50 to $27.75, inclusive.
(6) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $27.70 to $27.94, inclusive.
(7) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $27.75 to $28.35, inclusive.